Exhibit 99

Dillard’s, Inc. Reports Effects of Hurricane Ike

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s Inc. (NYSE: DDS) (the “Company or “Dillard’s”) announced its assessment of the effects of Hurricane Ike on its store properties and operations. Operations at the Company’s Texas Gulf-area stores were disrupted beginning on or around Wednesday, September 10th, as Gulf-area residents anticipated the arrival of Hurricane Ike. Dillard’s closed 17 stores more directly in Ike’s path for varying amounts of time beginning on Thursday, September 11th.

Additionally, operations in several of the Company’s stores in the Cincinnati, Ohio and the Kentucky and Indiana areas were disrupted by power outages beginning Sunday, September 14th, resulting from Hurricane Ike’s landfall. These stores reopened the afternoon of Monday, September 15th.

Damage to stores as a result of Ike was moderate in two of the Company’s stores in Houston, Texas at Post Oak Mall and Baybrook Mall. Severe damage occurred at the Mall of the Mainland in Texas City. Minor damage occurred in eight locations in Texas and minimal damage occurred in the stores in the Ohio, Kentucky & Indiana area.

Dillard’s estimates the extent of the damage to property and inventory which will not be covered by insurance to be approximately $8 million to $10 million. Over half of this damage occurred at that Mall of the Mainland store in Texas City and the Company does not plan to reopen that location. Dillard’s expects to reopen the Post Oak Mall and Baybrook Mall stores by the end of the current week. Management expects disruption of operations in its Texas Gulf-area stores to continue in the near-term as a result of Hurricane Ike.

Forward – Looking Information

The statement above regarding management’s financial estimate of the damage incurred as a result of Hurricane Ike and its plans with regard to store re-openings are forward-looking statement under the definition of federal securities laws. It is important to note that this forward-looking statement is based upon information, assumptions, beliefs and projections available to management at this time and is not a guarantee of future performance. The actual amount of damage incurred by the Company as a result of Hurricane Ike could differ materially than estimated above due to a number of risk factors. Those factors include, but are not limited to, management’s ability to accurately assess the condition of its store properties and inventory in a disrupted area with currently limited evaluation resources, fluctuations in pricing and availability of materials and labor necessary to restore the property, proceeds from liquidation of damaged inventory or fixtures, or variations in site remediation or ‘clean-up’ costs.

CONTACT:
Dillard’s Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations